Hyliion Holdings Corp.
Performance RSU Award Grant Notice
(2024 Equity Incentive Plan)
In consideration of your services to Hyliion Holdings Corp. (the “Company”), you (the “Participant”) are hereby awarded a number of performance-based restricted stock units (the “PSUs”) set forth below, subject to the terms, conditions, and restrictions set forth herein, in the Company’s 2024 Equity Incentive Plan (the “Plan”) and in the Terms and Conditions (Performance RSUs) attached hereto (the “Terms and Conditions”), all of which terms, conditions and restrictions are incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings provided for them in the Plan or the Terms and Conditions.
Participant:
Date of Grant:
Number of PSUs Granted (the “Target PSUs”):
Performance Period:    January 1, 2025 to December 31, 2027
Performance Criteria: The Performance Criteria relating to the Target PSUs are set forth in Exhibit A to the Agreement.
Vesting: The Target PSUs shall vest as follows:
1.Upon confirmation by the Compensation Committee that Performance Criteria entitling the Participant to earn all or a portion of the Target PSUs have been satisfied, the number of Target PSUs attributable to the achievement of such Performance Criteria shall vest on the one year anniversary of the date that such Performance Criteria was achieved (each such one year anniversary, an “Interim Vesting Date”), provided that no more than 50% of the Target PSUs may vest prior to December 31, 2027 even if Performance Criteria entitling the Participant to receive more than 50% of the Target PSUs have been achieved prior to such date; and

2.Upon confirmation by the Compensation Committee as promptly as is reasonably possible after December 31, 2027 that Performance Criteria entitling the Participant to earn all or a portion of the Target PSUs have been satisfied, all Target PSUs that have been earned due to the achievement of the Performance Criteria but which have not previously vested on any Interim Vesting Dates (including Target PSUs for which the Performance Criteria have already been achieved but for which the Interim Vesting Date would not occur prior to December 31, 2027) shall vest immediately upon the Compensation Committee’s confirmation (the date for vesting set forth in this paragraph and any Interim Vesting Date, each, a “Vesting Date”);

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provided, that in no event shall the Participant vest in any Target PSUs in excess of the total number of Target PSUs that have actually been earned through satisfaction of the Performance Criteria as of a Vesting Date. The amount of Target PSUs that shall vest as of each Vesting Date shall be referred to herein as the “Vested PSUs”.
Settlement Date for Vested PSUs: As soon as practicable following each Vesting Date, but in no event later than March 15th of the calendar year following the calendar year in which each such Vesting Date occurs (the “Settlement Date”), and provided that Participant has remained in Continuous Service with the Company to and including the Vesting Date the Company shall deliver to the Participant one share of Common Stock for each Vested PSU.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The PSU Award is governed by this Performance RSU Award Grant Notice (the “Grant Notice”), the Terms and Conditions, and the provisions of the Plan, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Terms and Conditions (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the terms set forth in the PSU Award Agreement, the Prospectus, or the Plan, the terms of the Plan shall control.
•The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern the Target PSUs granted hereby.

Hyliion Holdings Corp. By: Signature Title: Date:	Participant: Signature Date:

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Hyliion Holdings Corp.
2024 Equity Incentive Plan

Terms and Conditions (Performance RSUs)

The following terms and conditions are applicable to the Target PSUs granted pursuant to the Grant Notice:
1. Governing Plan Document. Your Target PSUs are subject in all respects to the provisions of the Plan, and to all interpretations, amendments, rules and regulations, that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2. Grant of Additional PSUs. Any additional PSUs that may be issued to you in respect of your Target RSUs as a result of a Capitalization Adjustment shall be subject, in the manner determined by the Board in its sole discretion, to the same forfeiture restrictions, restrictions on transferability, and time and manner of vesting and settlement as applicable to your Target PSUs.
3. Dividends. You shall not be entitled to any benefit in respect of or adjustment to your number of Target PSUs as a result of any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment. For the avoidance of doubt, this restriction applies only to the Target PSUs and shall not apply with respect to any shares of Common Stock that may been delivered to you in respect of Vested RSUs upon the occurrence of a Settlement Date.
4. Withholding Obligations.
(a) Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (a “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or vesting of the Target PSUs or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount of any tax witholding on your behalf by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of the Target PSUs, including, but not limited to, the grant or vesting of Target PSUs, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, the payment of any dividends on the Common Stock, and the granting of any additional PSUs upon the occurrence of a Capitalization Adjustment; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Target PSUs to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy your entire Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Target PSUs; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding will be subject to the express prior approval of the Board or the Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Target PSUs to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect, or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. If it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(c) The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and you will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates in your jurisdiction(s), in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock deliverable in respect of the Vested RSUs, notwithstanding that a portion of such Common Stock is held back solely for the purpose of paying such Tax Liability.
(d) You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock to you until you have fully satisfied the entire Tax Liability, as determined by the Company.
5. Date of Issuance.

(a) The issuance of Common Stock in respect of the Target PSUs is intended to comply with U.S. Treasury Regulations Section 1.409A-3(a) and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, on any Settlement Date, the Company shall, in full satisfaction of the Target PSUs, issue to you one (1) share of Common Stock multiplied by the number of Vested PSUs, as determined by the Board or the Compensation Committee based on upon its determination of achievement of the Performance Criteria, in whole shares of Common Stock, rounded down to the nearest whole share. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i) the Original Issuance Date does not occur (1) during an “open window period” as determined by the Company in accordance with the Company’s Insider Trading Policy as then in effect (or any successor policy thereto), or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”), and
(ii) either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy on the Original Issuance Date the Tax Liability withholding obligation by withholding shares of Common Stock from the shares of Common Stock otherwise due to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock that may be deliverable in respect of the Target RSUs are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).
6. Forfeiture.
(a)    If the Participant experiences a termination of employment prior to a Vesting Date for any reason, then except as provided in an agreement between the Company and the Participant or other Company plan providing for the payment of severance to the Participant upon a separation from employment then in effect, the Participant shall forfeit, and shall have no further rights or interest with respect to, any of the Target PSUs that remain unvested as of such Vesting Date, with automatic and immediate effect as of the date of the termination of employment. Notwithstanding the foregoing, if the Participant’s employment is terminated by the Company without cause or due to the Participant’s death or disability (within the meaning of Code Section 409A), the Participant shall be entitled to receive prorated number of the shares of Common Stock that would be delivered at the next-occurring Settlement Date in respect of the Vested RSUs, and all other unvested Target PSUs shall be forfeited. For purposes of this paragraph, proration shall occur by multiplying the number of shares of Common Stock that would have been delivered to Participant on next-occuring Settlement Date in respect of the Vested RSUs by a fraction, the numerator of which is the number of full and partial months of Participant’s employment between the start of the Performance Period and the Vesting Date, and the denominator of which is the number of total months between the start of the Performance Period and the Vesting Date.
(b)    The Target PSUs and the Performance Criteria, shall be subject to adjustment by the Board or the Compensation Committee (i) as provided in the Plan, (ii) as set forth on Exhibit A, and (iii) in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, if the Board or the Compensation Committee determines that such adjustments are appropriate or necessary.
7. Transferability. Except as otherwise provided in the Plan, your Target PSUs (including, for the avoidance of doubt, any Vested PSUs) are not transferable, except by will or by the applicable laws of descent and distribution.
8. No Liability for Taxes. As a condition to accepting the grant of the Target PSUs, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to Tax Liability arising from the Target PSUs and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
9. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
10. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Insider Trading Policy.
11. Questions. If you have questions regarding these or any other terms and conditions applicable to your grant of Target PSUs, including a summary of the applicable federal income tax consequences please see the Prospectus.

EXHIBIT A
TO
PSU AWARD AGREEMENT
Performance Criteria
1.Subject to the terms of the PSU Award Agreement and Plan, Participant will be eligible to conditionally vest in a portion of the Target PSUs upon the Company maintaining an average closing stock price over a 180-calendar-day period (or 90-calendar-day period from July 1, 2027 to December 31, 2027) for one share of Common Stock on the New York Stock Exchange in excess of certain price thresholds, all as set forth in the table below:

Common Stock Price Threshold	% of Target PSUs Vested	Cumulative % of Target PSUs Vested
$4.00	20% of Target PSUs	20%
$5.00	30% of Target PSUs	50%
$6.00	50% of Target PSUs	100%

(the “Performance Criteria”).
2.The Committee shall have the right, in its sole discretion, to appropriately and proportionately adjust the Performance Criteria upon any change made in, or upon any other events that occur with respect to, the Common Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecuring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any successor thereto).
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